SAVVIS
A CenturyLink Company

SAVVIS MASTER SERVICES AGREEMENT

EXHIBIT 10.1

Company Name: The ULTIMATE SOFTWARE GROUP of CANADA, INC.,
MSA: MSA1296959

THIS MASTER SERVICES AGREEMENT ("MSA") is
by and between Savvis Communications Canada, Inc. and its affiliates ("Savvis") and THE ULTIMATE SOFTWARE GROUP OF CANADA, INC., a corporation registered in accordance with the laws of Ontario, Canada ("Customer") and is entered into as of the date it is accepted by Savvis following Customer's execution ("Effective Date").

1. Services. Savvis will provide the Services in accordance with the Agreement. The "Agreement" means this MSA plus all applicable Service Schedules, Savvis Service Guides, Service Orders, Statements of Work ("SOWs"), service level agreements ("SLAs") and any other documents that are expressly incorporated herein (collectively "Service Attachments"). Neither party will be bound by any Service Order or SOW unless executed by the parties.

2.Term. The term of the Agreement will commence on the Effective Date and continue until the expiration of the last Service term as set forth in the applicable Service Order or SOW, unless earlier terminated in accordance with the Agreement ("Term").

3.Billing. Billing for each Service shall commence on the Billing Commencement Date ("BCD"), as defined in the applicable Service Schedule. Except as may otherwise be set forth in the applicable Service Order or SOW, (a) monthly recurring charges ("MRCs") will be billed monthly in advance, (b) varying or usage-based charges will be billed monthly in arrears and (c) installation or other non-recurring charges will be billed upon the Billing Commencement Date.

4. Payment.

4.1    Invoiced undisputed amounts are due in full within 30 days after the date of electronic receipt of the invoice by Customer ("Due Date"). In addition to the Service charges, Customer will pay all. applicable Taxes. Any undisputed amount not received by the Due Date will be past due and subject to interest at the lesser of one (1%) percent per month or the highest rate permitted by applicable law and the prevailing party in any such action shall be entitled to reimbursement from the non-prevailing party of attorneys' fees and costs incurred in connection with same. Savvis may, upon 30 days prior notice, require a deposit if Customer has failed to pay its invoices by the Due Date three times in any twelve month period or if there has been a material, adverse change in its financial condition. Savvis may otherwise increase applicable charges as set forth on a particular Service Order or upon prior written notice during any automatic renewal term. Notwithstanding the foregoing, Savvis may not, during the term of a Service Order, increase any charge(s) for those Services purchased pursuant to such Service Order except for power pass through charges, provided increases are not more than once every twelve (12) months and the amount of any such rate increase shall be in proportion to the power utility cost increase approved by the applicable regulatory body.

4.2. To dispute a charge on an invoice, Customer must identify the specific charge in dispute and provide a written explanation of the basis of the dispute by the Due Date. The parties will work in good faith to resolve the dispute. If Savvis determines that a disputed charge is in error, Savvis shall issue a credit or reverse the amount incorrectly billed. If Savvis believes in good faith that a disputed charge was billed correctly, Savvis shall invoke the procedure for dispute resolution pursuant to section 22(a).

5. Compliance and Security. Each party shall comply with all laws and regulations applicable to the provision (in the case of Savvis) and use (in the case of Customer) of the Services provided hereunder. Savvis has adopted and implemented,    and shall maintain throughout the Term, a formal documented corporate information security program designed to comply with applicable laws and protect Customer Data (defined    below)    from loss, misuse and unauthorized access or disclosure. Such program includes    reasonable    administrative, physical    and technical    safeguards,        annual    employee     security awareness training and formal information security policies and/or procedures. To the extent that background checks ·do not violate the laws of the jurisdiction governing this Agreement, for Savvis employees that will have physical access to Customer equipment and Customer Data, Savvis will at the point in time a Canadian employee is hired by Savvis background check such employee. The background check will include a screening to identify individuals with a criminal record containing a felony conviction and will consist of (i) a Canadian Police Information Centre (CPIC) screening, (ii) an International Employment Verification and (iii) an International Education Verification. Savvis will not relocate Customer equipment containing Customer Data/Assets outside Canada. The Savvis information security program is subject to reasonable changes by Savvis from time to time provided, if such change(s) result in any substantive downgrade of the Savvis security program in existence as of the Effective Date of this Agreement, then Customer may upon thirty (30) days written notice to Savvis, terminate the Agreement without incurring early termination charges; provided the notice will specify the reason for such termination. Customer will ensure that all Customer Data stored or transmitted via the Service complies with all applicable laws and reasonable information security practices, including without limitation those relating to the encryption of data.

5.2    In addition, as of the Effective Date, Savvis has completed a SOC1 (SSAE16/ISAE3402) Type II audit in certain data centers, including but not limited to its data centers located in Montreal, Toronto, and Vancouver, and will continue to conduct such SOC1 Type II audits or audits of a similar standard, of the physical and environmental security controls in those facilities where Customer equipment is located. Such audits will be performed throughout the Term of this Agreement by a recognized third-party audit firm, based on the recognized audit standard SSAE 16, ISAE 3402 or a similar standard, on an annual basis in which the report will cover a period of one year. Savvis shall provide a general SOC Bridge Letter for the period from the Report end through December 31. For avoidance of doubt, Savvis will only provide a general SOC Bridge Letter and will not provide ad hoc Bridge Letters. Savvis shall make available upon request by Customer a copy of the then-available SOCl Type II or equivalent report (the "Report") and Bridge Letter, which Report and Bridge Letter is Savvis Confidential    Information. If    any    annual    Report identifies a material deficiency on a material aspect of the Service, Customer reserves the right to conduct its own audit at its own expense and/or exercise contract        cancellation    or termination    rights after allowing a thirty (30) day period for Savvis to remedy the material deficiency.    Customer may submit requests for the Report on behalf of its customers and prospective customers to Savvis directly by emailing the request to Savvis.        Customer will provide the
following information in connection with such request:

(a)	Savvis' Customer legal name, (b) Customer
Number, (c)contact info of person receiving Report,
(d) relationship with Customer, (e) Savvis data center where hosted, (f) reason for request. The Customer and the person receiving the Report will execute a Savvis provided NDA before viewing the Report via Savvis' click-through NDA.

SAVVIS HEREBY AGREES THAT IT SHALL PROVIDE SIX (6) MONTHS ADVANCE WRITTEN NOTICE TO CUSTOMER IN THE EVENT SAVVIS INTENDS TO CEASE PERFORMING SOC 1 OR EQUIVALENT AUDITS IN ANY DATA CENTER WHERE CUSTOMER EQUIPMENT IS LOCATED. In the event Savvis fails to provide such notice, or ceases performing SSAE 16 or equivalent audits, Customer may, upon thirty (30) days' notice to Savvis, terminate this Agreement, any and all Service Attachments, and the Services in such data center without liability and without incurring early termination charges.

Savvis acknowledges that Customer engages in an annual ISO 27001 certification audit, or equivalent, for the applicable services provided per data center location. Savvis will provide. reasonable access with reasonable notice from Customer, to appropriate personnel, applicable policies, procedures, physical security . and environmental controls of each data center in which Customer Equipment resides, and those records, logs and reports related to Customer Equipment, to enable Customer and Customer's Auditor to conduct appropriate audits relating to Savvis performance of this Agreement and that demonstrate the existence and adherence to physical security and environmental controls applicable for maintaining ISO certifications, or equivalents. For avoidance of doubt, Savvis does not make any representations regarding ISO certification in the US or Canada.

In the event Customer is required by relevant regulatory authorities or its Customers to conduct audits more frequently, Savvis will make reasonable efforts to accommodate Customer's request provided that Customer promptly provides Savvis such information regarding the regulatory requirement and Customer agrees to pay for audit services.

6.Security Incident Response and Breach Notification. Savvis shall in good faith endeavor to notify Customer of security incidents as soon as pos ible (but_ not more than twenty-hour (24) hours) of f1rst learnmg of an incident involving an actual or potential security violation involving Customer Data or asset. An "incident" includes any unauthorized acquisition, access, use, or disclosure of Customer a a. Savvis shall inform Customer about security mc1dent response activities in reasonable intervals until the incident is resolved and the parties shall reasonably cooperate with one another in order to comply with any applicable laws regarding notification as a result of an incident involving Customer Data.
7.    Audits Customer may, up to three (3) times eac_h calendar year, at its own expense, perform a rev1ew of the· performance, and service levels of the Service(s) provided under this Agreement ("Service Review"). Savvis shall reasonably cooperate with Customer in its performance of the Service Review and shall make available to Customer documents and records related to the Service(s), provided that such documents are reasonably made available to its customers.    Savvis shall    provide Customer    with reasonable access to the Data Center(s) for the sole purpose of Customer's inspection of the equipment and facilities which are solely dedicated to providing the Service(s) to Customer. For the purposes of clarification, access will be given to areas evidencing physical security controls, environmental controls (including power and air conditioning), and floor space. No access will be given to areas of the Data Center    housing    managed    services    or dedicated customer areas. Such access must be within Savvis' normal business hours and must be scheduled at least ten (10) business days in advance, as mutually agreed upon in good faith by the parties, and Customer shall be escorted by Savvis personnel during this period of access.        Savvis will provide escort support at no additional charge for up to four (4) hours for the first Service Review. Additional time for the first Service review and subsequent Service Reviews within a calendar year shall be subject to reasonable charge and execution of a Service Order executed by the parties. . ,if physical inspection is not permitted or practical, Savvis will review with Customer logical diagrams,        rack    elevations,    and/or    equipment inventory lists documenting in detail the installed Service(s).    The Service Review and any findings related thereto shall be treated by Customer as Confidential Information .. In the event that the parties agree that a problem has been uncovered by a Service Review, Customer may perform a follow-up Service Review within the same calendar year and on the same terms as the initial Service Review.

8.Use of Service. Customer and its End Users will not use or access the Services or any Savvis data center in a manner that: materially interferes with or harms the Savvis infrastructure or any third parties; or is tortious or violates any third party right. Customer agrees to defend, indemnify and hold Savvis harmless from third party claims, losses; damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees arising from non-compliance with the preceding sentence.

9.Termination. Either party may terminate the Agreement or affected Services (i) upon 30 days prior written notice in the event of a material, uncured breach of the Agreement (unless a different notice period is expressly set forth in the Agreement) ; or (ii) m accordance with any other express term contained in the Agreement. Savvis may suspend the affected Service: (a) upon five (5) days' written notice in the event of any uncured payment default; or (b) upon ten (10) days' notice in the event Customer violates Section 8 except in the case of threat of imminent harm or damage to Savvis, Customer or third party personnel, equipment, or Service or by order of competent    legal    authority;    in which    case    any suspension shall be immediate however Savvis shall provide immediate notice of any such suspension to Custom r as soon as is reasonably practicable, and must remstate the suspended service upon cure of such violation. If Customer terminates an ordered Service prior to its BCD, Customer will pay a cancellation fee equal to one month's projected MRC, plus all non-refundable out-of-pocket costs incurred by or imposed upon Savvis (e.g., ordered equipment licenses, carrier termination charges). If the Service o this Agreement is terminated either by Savvis for cause or by Customer for any reason other than cause prior to the conclusion of the applicable Service Term, then Customer shall be liable for: (a) an early termination charge equal to 50% of the theri current MRC being paid by Customer for the affected Services multiplied by the number of months remaining in the Service term    unless otherwise set forth in an applicable Service Order; (b) Service charges accrued but unpaid as of the termination date; and (c) any on-refundable out-of-pocket costs incurred by or Imposed upon Savvis (e.g., ordered equipment licenses, carrier termination charges). The parties agree that any cancellation fees and early termination charges set forth in the Agreement constitute liquidated damages based on fairly estimated harm to Savvis and are not intended as a penalty. To the extent the Agreement becomes subject to provisions of the law of the Province of Quebec, the parties hereto agree that such fees and early termination charges represent an assessment. of anticipated damages and the foregoing is a penal cause solely as such term is used in the Civil Code of Quebec, the parties hereto expressly renouncing their rights under Articles 2125, 2126 and 2129 of the Civil Code of Quebec. If a particular Service is terminated upon which another service is dependent, all such dependent services shall be deemed to be terminated as well.

10. Tours. Customer shall have the right to toUr the Facility with its customers and prospective customers upon three (3) business days' advance notice to Savvis so long as such tours are mutually scheduled in good faith by the parties, and are attended by a representative of Customer. Savvis acknowledges as part of this Agreement that Customer shall have its customers inspect and tour the Facility. Subject to the limitations set forth in this Section, Savvis will permit such tours. Customer and its customers and prospective customers must at all times comply with Savvis's security policies and procedures.

10.Representations and Warranties. Each party represents and warrants, and covenants that, as of the Effective Date and at all times during the Term of this Agreement, it is duly organized, in good standing and legally qualified to do business in the jurisdiction in which the Savvis Premises designated for use by Customer are located (and has all required licenses, permits and other such items), and that this Agreement has been fully authorized by each party and no further approvals are required. Savvis further represents and warrants that the Services rendered pursuant to this Agreement shall be performed in accordance with the applicable SLAs, which provide Customer's sole and exclusive remedies for any Service deficiencies, and in accordance with any and all applicable laws, codes, rules, regulations or other governmental or regulatory requirements.
11.Disclaimer of Warranties. THE FOLLOWING DISCLAIMERS SHALL NOT LIMIT CUSTOMER'S ABILITY TO SEEK ANY APPLICABLE SLA REMEDIES INCLUDING BUT NOT LIMITED TO CREDITS AND TERMINATION RIGHTS CONTAINED IN SUCH SLA. THE SERVICES AND ANY RELATED EQUIPMENT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, SOFTWARE AND OTHER MATERIALS PROVIDED BY SAVVIS IN CONNECTION WITH THE SERVICES ARE PROVIDED WITHOUT ANY WARRANTIES OF ANY KIND, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF TITLE,

NONINFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, COMPATIBILITY OF SOFTWARE OR EQUIPMENT, OR ANY RESULTS TO BE ACHIEVED THEREFROM. SAVVIS MAKES NO WARRANTIES OR REPRESENTATIONS THAT ANY SERVICE WILL BE FREE FROM LOSS OR LIABILITY ARISING OUT OF HACKING OR SIMILAR MALICIOUS ACTIVITY, OR ANY ACT OR OMISSION OF THE CUSTOMER.

12.Limitation on Liabilitv. (a) EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS, INDEMNIFICATION, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS, SUPPLIERS OR AGENTS, SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, PUNITIVE, CONSEQUENTIAL DAMAGES, ANY LOST OR IMPUTED PROFITS OR REVENUES, REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF. SUCH LIABILITY. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS, SAVVIS' INDEMNIFICATION OBLIGATION UNDER SECTION 13 (INTELLECTUAL PROPERTY INFRINGEMENT) (BUT WHICH IS SUBJECT TO SUBSECTION 12(b) BELOW), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND CUSTOMER'S PAYMENT OBLIGATIONS HEREUNDER AND CUSTOMER'S OBLIGATIONS SET FORTH IN SECTION 8 (BUT WHICH ARE SUBJECT TO SUBSECTION 12(b) BELOW), THE TOTAL AGGREGATE LIABILITY OF EACH PARTY ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO TWENTY FOUR (24) TIMES THE MONTHLY RECURRING CHARGES PAID OR PAYABLE IN THE MONTH IMMEDIATELY PRECEDING THE DATE IN WHICH THE CLAIM ARISES ("GENERAL LIABILITY CAP").

(b)	NOTWITHSTANDING THE LIMITATIONS ON

DAMAGES SET FORTH IN SUBSECTION 12(a) ABOVE, THE GENERAL LIABILITY CAP WILL NOT APPLY (AND NO CAP WILL APPLY) TO: (i) SAVVIS' INDEMNIFICATION OBLIGATIONS UNDER SECTION 13, TO THE EXTENT ARISING FROM CUSTOMER'S USE OF SAWIS-OWNED TECHNOLOGY; OR (ii) CUSTOMER'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 TO THE EXTENT ARISING FROM THIRD PARTY CLAIMS FOR PERSONAL INJURY OR PROPERTY DAMAGE. THE TOTAL AGGREGATE LIABILITY OF SAVVIS WITH RESPECT TO ITS INDEMNIFICATION OBLIGATIONS UNDER SECTION 13 (INTELLECTUAL PROPERTY INFRINGEMENT) TO THE EXTENT ARISING FROM CUSTOMER'S USE OF THIRD PARTY TECHNOLOGY OR MATERIALS PROVIDED BY SAVVIS IN CONNECTION WITH THE SERVICES, AND THE TOTAL AGGREGATE LIABILITY OF CUSTOMER WITH RESPECT TO . ITS INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 (EXCEPT WITH RESPECT TO THIRD PARTY PERSONAL INJURY OR PROPERTY DAMAGE), SHALL BE LIMITED TO THIRTY SIX (36) TIMES THE MONTHLY RECURRING CHARGES PAID OR PAYABLE IN THE MONTH IMMEDIATELY PRECEDING THE DATE IN WHICH THE CLAIM ARISES ("SPECIAL CAP").

13.lntellectual Property Infringement. Savvis shall, at its own expense, including attorneys' fees and costs, defend, indemnify and hold Customer harmless against any claim, demand or suit made or brought against Customer by a third party alleging that Customer's use of the Services as allowed hereunder
·infringes, violates or misappropriates the patent, copyright, trade secret, trademark rights, or other intellectual property right of a third party and Savvis shall pay any costs of settlement or any damages finally awarded against Customer. Savvis shall have no obligation hereunder to the extent that a claim arises from (a) the combination, use or operation of any Services with any service or product not provided by Savvis (other than combinations approved in writing by Savvis) provided that such infringement or violation would have been avoided without such combination, use or operation; (b) any modification of the Services made by Customer or by any party at Customer's direction provided that such infringement or violation would have been avoided without such modification ; (c) use by Customer of other than the then current unaltered release of any software used in the Services provided that such infringement or violation would have been avoided without such use, or (d) use or operation by Customer or its agents or contractors of the Service other than in accordance with this Agreement. This Section 13 provides the sole and exclusive obligations and remedies of the parties in connection with any third party claim, suit or other demand described herein.

14.Confidentiality. Neither party shall, without the prior written consent of the other party, use or disclose, disseminate, communicate, directly or indirectly, the Confidential Information of the other party during the Term of this Agreement and for five
(5) years following the expiration or termination hereof. Each party will take all reasonable precautions to protect the other party's Confidential Information, using at least the same protections and standard of care as it uses to maintain the confidentiality of its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information: (i) to any consultants, contractors, and counsel who have a need to know in connection with this Agreement and have executed a reasonably protective non-disclosure agreement, containing the at least the same degree of protection of Confidential Information as in this Agreement, with the disclosing party, or (ii) pursuant to legal process; provided that, the disclosing party shall, unless legally prohibited, provide the non-disclosing party with reasonable prior written notice sufficient to permit it an opportunity to contest such disclosure.

15.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to its principles for resolving conflicts of law. In the event of litigation, each party expressly waives its right to have its claims or defenses heard by a jury.

16.Force Majeure. Neither party will be liable for any failure or delay in its performance under the Agreement (other than a failure to comply with payment obligations) due to an event beyond a party's reasonable control ("Force Majeure Event"). If a Force Majeure Event prevents the provision of Service for a period of 30 days, either party may terminate the affected Service by providing 30 days written notice to the other party.

17.Notices. All notices required to be given hereunder shall be in writing and deemed given if sent to the addressee specified below either (a) by registered international mail with delivery confirmation, return receipt requested, postage prepaid, three days after such mailing; or (b) by national or international overnight courier service, the next business day. Customer's Service disconnect, termination or non-renewal notices must include an additional copy to Attn: Client Solutions, 2355 Dulles Corner Blvd., Ste. 300, Herndon, VA 20171. Other routine operational notices (e.g., notice reminder of non-payment) may be sent via facsimile or email and will be deemed given on the day such notice is delivered.

To Savvis:
Savvis Communications Canada, Inc.
6800 Millcreek Drive
Mississauga, Ontario L5N 4J9
Canada
Attn: Legal

To Savvis:
Savvis Communications Corporation
1Savvis Parkway St Louis, Missouri United States 63017
Attn: General Counsel

To THE ULTIMATE SOFTWARE GROUP OF CANADA, INC.:
THE ULTIMATE SOFTWARE GROUP OF CANADA,
INC.,
C/0 2000 ULTIMATE WAY
WESTON, Florida United States 33326
Attn: General Counsel

18.Insurance. Each party shall carry and maintain during the Term, at its own cost and expense, insurance, as follows (and provide the other with proof upon request): for Customer, commercial general liability $1 million per occurrence and $2 million aggregate; and for Savvis, $10 million per occurrence and aggregate for commercial general liability;

19.Maintenance. Customer acknowledges that the Services may be subject to routine maintenance or repair and agrees to reasonably cooperate in a timely manner and provide reasonable access and assistance as necessary to allow such maintenance or repair.
20. Waiver. Except as otherwise expressly set forth in the Agreement, neither party's failure to insist upon strict performance of any provision of the Agreement shall be construed as a waiver of any of its rights hereunder. Neither the course of conduct between parties nor trade practice shall act to modify any provision of the Agreement. To the extent the Agreement becomes subject to provisions of the law of the Province of Quebec, the parties hereto expressly renounce their rights under Articles 2100, 2102-2104 (inclusive), 2107-2109 (inclusive), 2111 and 2113-2115 (inclusive) of the Civil Code of Quebec.

21.Language. The parties have expressly required that this Agreement and all document and notices relating hereto be drafted in English only. Les parties aux presentes ant expressement exige que Ia presente convention et tous les documents et avis qui y sont afferents soient rediges en anglais seu/ement.

22.Dispute Resolution. The parties will attempt in good faith to resolve all disputes, disagreements or claims relating to this Agreement or any Service Attachment.

(a) Billing Disputes.    To dispute a charge on an invoice, Customer must identify the specific charge in dispute and provide a written explanation of the basis of the dispute by the Due Date. Customer may withhold payment of a charge subject to good faith dispute provided (i) Customer pays the undisputed portion of all charges by the Due Date; and (ii) Customer cooperates reasonably with Savvis' efforts to investigate and resolve the dispute. If Savvis determines that a disputed charge is in error, Savvis shall issue a credit or reverse the amount incorrectly billed. If Savvis determines in good faith that a disputed charge was billed correctly, Customer's payment shall be due no later than ten (10) days after Savvis provides notice of such determination. If Customer disputes Savvis' findings the parties agree to have senior management from each party meet within ten (10) days to mediate the dispute. If, after senior management from both parties meet Savvis determines in good faith that a disputed charge was billed correctly, Customer's payment shall be due no later than ten (10) days after Savvis provides notice of such determination. If a billing dispute still exists, each party shall have the right to commence any legal proceeding as permitted by law. (b) Other Disputes. Except with respect to billing disputes, which is covered under subsection (a) above, and in situations in which injunctive relief is necessary, if any dispute arises between the parties in connection with this Agreement,. the disputed matter shall be referred to the parties' respective executives who are responsible for administration of this Agreement for resolution. In the event these executives fail to resolve the dispute within fifteen (15) days after the referral of the dispute to them, or such longer period as agreed to in writing by the parties, each party shall have the right to commence any legal proceeding as permitted by law.

Each party waives any right to a jury trial in any proceeding arising out of or related to this Agreement or any Services Transaction.

23.Savvis Responsibilities.    Savvis will use reasonable efforts to cause the Savvis data centre (the "Facility") to be maintained in efficient working order in accordance with this Agreement. Savvis will, except for emergency situations, give Customer seven

(7) business days' notice in writing electronically and via the Savvis portal prior to initiating a planned maintenance operation, of the timing and scope of such planned maintenance operation. Savvis will use all reasonable efforts to conduct planned maintenance outages, if any, of the Facility during the maintenance windows as defined in the Savvis Customer Guide and Information Handbook.

24.Miscellaneous. All provisions in the Agreement which by their nature are intended to survive expiration or termination shall so survive. If any term of    the    Agreement    is    held    unenforceable,    the unenforceable term shall be construed as nearly as possible to reflect the original intent of the parties and. the remaining terms shall remain in effect. The Agreement is intended solely for Savvis and Customer and does not provide any third party with any right or benefit. Neither party may assign this Agreement or any portion hereof without the other party's prior written    consent,    which    consent    shall    not    be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign this Agreement or a portion thereof: (i) in the event of a merger in which the party is not the surviving entity; (ii) in the event of a sale of all or substantially all of its assets; or (iii) to any party that controls, is controlled by or is in common control with such party without the consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. In the event of conflict among terms, the order of priority shall be as follows: the Service Schedule, then this MSA, then the SSG, and then the Service. Order with the latest date. Except as otherwise set forth herein, all amendments to the Agreement shall be in writing and signed by the parties' authorized representatives. This MSA together with all applicable Service Attachments constitutes the entire agreement of the parties with respect to the Services and supersedes any other prior or contemporaneous agreement or understandings, whether oral or written, related to the subject matter hereof. All handwritten or typed modifications to the Agreement which are not mutually agreed to in writing are null and void. Savvis will be responsible for the acts or omissions of its subcontractor and agents who perform services in connection with the provision of Services to Customer hereunder, to the same extent that Savvis is responsible to Customer under this Agreement.

25. Definitions.

"Confidential        Information"        means            non-public information of the parties hereto relating to their business    activities,    financial    affairs,    technology, marketing or sales plans that is exchanged by the parties in the formation and implementation of the Agreement. Confidential Information includes the terms and pricing of the Agreement. Confidential Information includes any information that is non public information of a party, and anything which by virtue of its nature would naturally be considered to be confidential information, including but not limited to the parties' business, operations and, plans, its processes,    trade    secrets,    names,        and        personal information of any other kind of a party, and its respective        employees,    and        specifically        includes customer lists, and prospective customer lists, of either party; provided, to the extent Confidential Information is also Customer Data, as defined below, then, (except for the willful misconduct or intentional acts of Savvis employees, personnel, subcontractors or agents), Savvis' obligations with respect to such Customer Data will be set forth in Section 5 only, and not    subject    to    Section        14    (Confidentiality). Confidential Information shall not include information which, when the receiving party can prove by documentation reasonably acceptable to disclosing party: (i) is or becomes public knowledge through no breach of the Agreement by the receiving party, (ii) is received by recipient from a third party not under a duty of confidence, or (iii) is already known or is independently developed by the receiving party without use of the Confidential Information.

"Customer Data" means any data or other information or materials of any kind provided by Customer for storage or service under this Agreement, whether owned by Customer, its customers or other third parties.

"End Users" means Customer's end-users, customers, agents or any other third parties who utilize or access the Services or Savvis data centers via the Services provided hereunder.

"Savvis Service Guide" (or "SSG") means the product-specific Service guide that includes technical specifications which can be found at http://www.savvis.net/ssg, which Savvis may modify from time to time, effective upon posting on the website.

"Service" means the service provided by Savvis and/or its licensors and contractors as set forth on the Service Order of SOW.

"Service Order" means a service order request submitted on a form issued by Savvis and signed by Customer that includes the type and details of the specific Services ordered by Customer.

"Service Schedule" means those service descriptions providing additional terms pursuant to which Savvis will provide and Customer shall purchase the Services described therein.

"SLA Attachment" means the attachment that sets forth the SLA applicable to each individual Service, if any, which provides Customer's sole and exclusive remedies for an Service quality or performance deficiencies or failures of any kind (e.g., uptime, latency). To clarify, such sole and exclusive SLA remedies shall not apply to breaches of unrelated obligations under the Agreement such as infringement, confidentiality, etc. Savvis may modify SLAs during a renewal term upon 60 days' written notice.

"Taxes" means any applicable foreign, federal, state, provincial, or local taxes and charges assessed or incurred in connection with the Service, including without limitation, all governmental excise, use, sales, value-added, or occupational levies and environmental assessments or charges, regulatory administration and similar pass through fees, and other similar surcharges and levies, but excluding any taxes based on Savvis' net income.

The parties have read and agree to the terms of this MSA and any applicable Service Attachments, all of which are made a part of the Agreement.

SAVVIS Communications Canada, Inc.

Name: /s/ James Parker
Title:
Date: 4/30/2013

THE ULTIMATE SOFTWARE GROUP OF CANADA, INC.

Name: /s/ Robert Manne
Title:      Vice President
Date: 3/28/2013